Exhibit 10.6

3 .2 Use of Confidential Information. The Observer agrees to use Confidential Information solely for the purpose of fulfilling the role of observer and agrees not disclose it to any third party without the Company's prior written consent. 4. FIDUCIARY DUTIES 4.1 No Fiduciary Duty. The Observer shall not have, nor shall be deemed to have, any fiduciary duties to the Company or its shareholders by virtue of his role as observer. 5.CONDUCT 5 .1. Standards of Conduct. While not an employee, officer, or director of the Company, the Observer agrees to act in accordance with the highest standards of professionalism and confidentiality and to refrain from taking any action with the intention of harming the interests of the Company. 5.2. Acknowledgment of Company Policies. The Observer acknowledges receipt of the Company's Code of Business Conduct and Ethics and Insider Trading Policy, attached hereto as Appendices I and IL While not subject to the full scope of these policies, the Observer agrees to comply with the applicable principles to the extent relevant to his role; specifically, the Observer will comply with all restrictions on the use of material non-public information (MNPI), including applicable black-out periods, and will adhere to the relevant confidentiality obligations. 5.3. Non-Director Status. For the avoidance of doubt, the Observer is not considered a director, officer, employee, or contractor of the Company and shall not be subject to director-specific obligations or fiduciary duties. 6. TERM AND TERMINATION 6.1 Term. The Observer's rights under this Agreement shall commence as of the date hereof and continue until terminated in accordance with Section 5.2. 6.2 Termination. Either party may terminate this Agreement upon written notice to the other party. The Company may terminate the Observer's rights immediately for cause, including breach of this Agreement or violation of confidentiality obligations. 7. MISCELLANEOUS 7 .1 Notices. All notices required or permitted under this Agreement shall be in writing and sent to the addresses specified below ( or such other addresses as may be provided from time to time) by mail, courier service, fax or email. the Company: TMC the metals company, Inc. 1111 West Hastings Street, 15th Floor Vancouver BC V6E 2J3 Attn: Ryan Coombes, General Counsel ryan.coombes@metals.co Observer: Zachary A Wydra 399 Park Avenue New York, New York 10022 [***] 7 .2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written. /s/ Gerard Barron /s/ Zachary A. Wydra

Appendix I Code of Business Conduct and Ethics

Appendix II Insider Trading Policy